Exhibit 4.15

CERTIFICATE OF TRUST

OF

BNY CAPITAL IX

This Certificate of Trust of BNY Capital IX (the “Trust”), is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Act”).

1. Name. The name of the statutory trust formed hereby is BNY Capital IX.

2. Delaware Trustee. The name and the business address of the trustee of the Trust having its principal place of business in the State of Delaware is Chase Bank USA, National Association, 500 Stanton Christiana Rd, 3/OPS 4, Newark, Delaware 19713, Attention: Worldwide Securities Services.

3. Effective Date. This Certificate of Trust shall be effective upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned being the trustees of the Trust, have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

CHASE BANK USA, NATIONAL

ASSOCIATION, not in its individual capacity, but

solely as Delaware Trustee

By:	/s/ Diane P. Ledger
Name:	Diane P. Ledger
Title:	Assistant Vice President

/s/ Thomas J. Mastro
Thomas J. Mastro, as Regular Trustee

/s/ John A. Park
John A. Park, III, as Regular Trustee